(in 000's, except per share amounts)

                                     First Quarter Ended
                              April 4, 1998     March 27, 1997

Weighted average
 shares outstanding              47,087             48,058

Effect of dilutive
 securities                       1,558              1,615
                              -------------     --------------
Shares for
 Diluted EPS                     48,645             49,673
                              =============     ==============

Income from
 continuing operations          $17,617            $13,654
                              =============     ==============


Per share amounts:

   Basic                          $0.37              $0.28
                              =============     ==============


   Diluted                        $0.36              $0.27
                              =============     ==============